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EXHIBIT 11.

                              DMI FURNITURE, INC.

                      CALCULATIONS OF EARNINGS PER SHARE

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                                                 THREE MONTHS ENDED          SIX MONTHS ENDED
                                                 ------------------------ -----------------------
                                                   Mar. 2,    Mar. 4,       Mar. 2,    Mar. 4,
                                                      1996       1995          1996       1995
                                                 ---------- ------------  ---------- ------------
Net income (loss) (Note 7)                       ($151,000)  $153,000     ($335,000)  $691,000
                                                 =========  =========     =========  =========
Average shares of common stock
 and common equivalents
 outstanding:

 Average common shares
 outstanding                                     2,998,661  2,970,026     2,987,899  2,937,297

 Common stock equivalents--
  dilutive options and convertible
  preferred stock                                        -  2,724,169             -  2,850,266
                                                 ---------- ---------     ---------- ---------
Average shares of common
 stock and common stock
 equivalents outstanding                         2,998,661  5,694,195     2,987,899  5,787,563
                                                 =========  =========     =========  =========


Earnings (loss) per common share (Notes 3 and 7)    ($.05)       $.03        ($.11)       $.12
                                                     =====      =====         =====      =====

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